UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2016

INTELLIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37766	36-4785571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Erie Street, Suite 130, Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 285-6200

130 Brookline Street, Suite 201

Cambridge, Massachusetts 02139

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On December 12, 2016, Intellia Therapeutics, Inc. (the “Company”) announced the appointment of Graeme Bell, age 49, as Executive Vice President, Chief Financial Officer of the Company, effective December 12, 2016 (the “Effective Date”).

Mr. Bell previously served as Executive Vice President and Chief Financial Officer of Anacor Pharmaceuticals, Inc. (“Anacor”) from June 2015. Mr. Bell joined Anacor from Merck & Co., Inc. (“Merck”), where he served from 2010 as its Vice President, Country Chief Financial Officer of U.S. Market, responsible for the financial oversight and support of Merck’s U.S. pharmaceutical and vaccine business. Prior to his most recent role with Merck, Mr. Bell served in a number of positions of increasing responsibility at Merck, including as its Global Pharmaceutical Franchises Controller from 2009 to 2010, Country Chief Financial Officer of U.K. from 2008 to 2009 and Global Head of Investor Relations from 2004 to 2008. Mr. Bell has a MBA from Durham University (UK) and is a Fellow of the Chartered Institute of Management Accountants (“CIMA”).

In connection with his employment, the Company entered into an Employment Agreement, December 12, 2016 (the “Employment Agreement”), which sets forth certain terms of Mr. Bell’s employment. There are no other arrangements or understandings between Mr. Bell and any other persons pursuant to which he was selected as the Company’s Executive Vice President, Chief Financial Officer, effective as of the Effective Date. Additionally, there are no transactions involving the Company and Mr. Bell that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Employment Agreement, Mr. Bell will receive an annual base salary of $400,000. In addition, he will be eligible to receive an annual performance bonus targeted at up to 40% of his annual base salary and reimbursement of up to $100,000 in documented relocation expenses. The actual performance bonus percentage is discretionary and will be subject to the Board’s assessment of Mr. Bell’s performance as well as general business conditions at the Company. Mr. Bell will not receive an annual performance bonus for fiscal year 2016.

The Employment Agreement further provides that the Board will grant Mr. Bell a stock option to purchase 210,000 shares of the Company’s common stock (the “Option Grant”) under the Company’s stock incentive plan (the “Plan”). Mr. Bell will be also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

Additionally, the Employment Agreement provides that Mr. Bell’s employment with the Company is at will and may be terminated by either party at any time for any or no reason or cause. In the event Mr. Bell’s employment is terminated without cause or Mr. Bell terminates his employment for good reason, then he will be eligible to receive (i) compensation in an amount equal to nine months of his then current base salary plus any incentive compensation earned as determined by the Board or the Compensation Committee of the Board, (ii) subject to his election of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health continuation coverage and copayment of premium amounts at the active employee rate, up to nine months of the remainder of COBRA premium coverage and (iii) nine months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting, except as otherwise provided in the applicable stock-based award agreement pursuant to which such stock-based awards were granted. In the event that within 12 months following the date of a change of control Mr. Bell’s employment is terminated without cause or Mr. Bell terminates his employment for good reason, then in lieu of the foregoing severance benefits, Mr. Bell shall be entitled to receive (i) a lump sum in cash in an amount equal to one times the sum of his then current base salary plus his target annual incentive compensation for the then-current year, (ii) subject to his election of COBRA health continuation coverage and copayment of premium amounts at the active employee rate, cash payment for up to 12 months of the remainder of COBRA premium coverage, (iii) 100% acceleration of all time-based equity awards held as of the date of termination except as otherwise provided in the applicable stock-based award agreement pursuant to which such stock-based awards were granted. All references to “cause,” “good reason” and “change in control” are as defined in the Employment Agreement.

The Employment Agreement is in substantially the same form as the Company’s form of Employment Agreement for executive officers. The foregoing description of the Employment Agreement is qualified in its entirety by reference to such form of Employment Agreement for executive officers, a copy of which was filed as Exhibit 10.15 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-210689) filed with the Securities and Exchange Commission on April 27, 2016.

In addition, on December 12, 2016, Sapna Srivastava, Ph.D informed the Company that she will be resigning from her position as Chief Financial and Strategy Officer as of December 12, 2016, after which time she will serve as an employee advisor to the Company through March 31, 2017.

Mr. Bell will succeed Dr. Srivastava as the Company’s Principal Financial Officer effective as of the Effective Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2016	Intellia Therapeutics, Inc.

	By:	/s/ Nessan Bermingham
Nessan Bermingham, Ph.D.
President and Chief Executive Officer